Exhibit 99.1

NEWS RELEASE

DYNEGY COMPLETES $850 MILLION SENIOR NOTES OFFERING

HOUSTON, TX (August 21, 2017) —Dynegy Inc. (NYSE: DYN) has closed its previously announced offering of $850 million in aggregate principal amount of 8.125% senior notes due 2026 in a private placement (New Notes). Dynegy intends to use the proceeds of the offering, together with approximately $480 million of cash received in July 2017 in connection with the sale of the Armstrong and Troy plants and approximately $200 million of other cash-on-hand, (i) to pay the consideration in connection with a tender offer (Tender Offer) to purchase for cash up to $1.25 billion aggregate principal amount of Dynegy’s outstanding 6.75% Senior Notes due 2019 (2019 Notes) and/or a conditional notice of redemption to redeem the same principal amount of 2019 Notes not repurchased in the Tender Offer, (ii) to prepay $200 million of Dynegy’s outstanding senior secured term loan, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

The New Notes are being offered in a private placement transaction to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (Securities Act), and outside the United States in accordance with Regulation S under the Securities Act. The New Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT DYNEGY

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Northeast, Mid-Atlantic, Midwest and Texas, Dynegy operates power generating facilities capable of producing more than 28,000 megawatts of electricity—or enough energy to power about 22 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

FORWARD-LOOKING STATEMENTS

This news release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning expectations regarding the use of proceeds from the offering. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission. Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2016 Form 10-K and subsequent Form 10-Qs. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

CONTACTS: Media: Julius Cox, 713.767.5800 or Analysts: 713.507.6466